Exhibit 99.1

February 29, 2012

Dear Shareholder,

This letter summarizes Shopoff Properties Trust, Inc.’s recently announced estimated valuation.

On February 20, 2012, the Company’s board of directors approved a basic estimated value per share of the Company’s common stock of $6.56 and a fully diluted estimated value per share of the Company’s common stock of $6.24 based on an equal weighted average of (i) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or adjusted net asset value method, and (ii) the present value of future expected income of the Company, discounted for risk, or discounted cash flow method, divided by the actual number of shares outstanding for the basic estimated value per share and anticipated number of shares outstanding for the fully diluted estimated value per share, all as of December 31, 2011. The new estimated values reflect the 2011 sales of two properties (the Underwood Property and the Tuscany Crest portion of the Tuscany Valley Property) the proceeds from which were primarily used for Shopoff Properties Trust Inc.’s operating needs and to repay debt.

The estimated value per share was based upon the recommendation and valuation by Newport Valuations, Inc., an independent third-party firm hired by the Company. The Company also engaged two independent real estate valuation firms, CB Richard Ellis, Inc. and Kitty Siino & Associates, Inc., to complete real estate valuations for the real estate properties owned by the Company. These real estate valuations were then provided to Newport Valuations, Inc. with Shopoff Advisors, L.P., the Company’s external advisor, providing Newport with certain historical and prospective Company financial information.

As noted in our Company’s estimated valuation policy, the estimated per-share value may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets; the proceeds from such actions could possibly be higher or lower than the estimated per-share value. For a detailed description of the valuation methodologies used by Shopoff Properties Trust and other limitations related to the estimated valuation, please refer to our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on February 29, 2012, a copy of which is available at www.sec.gov.

This estimated per-share value reflects the current challenging economic climate that continues to impact the real estate and capital markets, and opportunistic investing in particular. Many in the real estate industry did not anticipate the onset, extent or depth of the economic and real estate recessions, including the fragility of the domestic and global economies, the downgrade of the U.S. Government’s credit rating, the debt ceiling impasse in Congress, and the European banking and sovereign debt crisis. An opportunistic-style REIT like ours generally acquires assets with the intention of holding these assets for long term capital appreciation. However, the difficult economic and capital market conditions of recent years have severely impacted valuations in a broad range of real estate classes including ours. Especially impacted by the economic and capital markets turmoil have been assets acquired for future development. The lack of either capital or opportunistic buyers is significantly impacting the values of these types of assets at this point in time. A majority of our real estate investments are categorized as future single-family residential developments and although the residential real estate market has experienced a greater level of distress than other non-residential real estate classes, we anticipate a significant improvement in the residential real estate market over the next twenty-four to thirty-six months when we plan to begin marketing and selling portions of these future single-family residential developments.

The estimated per-share value as of December 31, 2011 is not a projection of what we believe is the long-term value of your shares as the Company continues to foresee successful outcomes for the remaining assets as a group, and the Company expects that total share value (future distributions plus original share price) will recover over the remaining life of Shopoff Properties Trust. Our Advisor is pursuing several strategic plans to increase liquidity and add value to the portfolio and maximize shareholder value. In addition, our Advisor is continuing to work to pay down debt associated with our properties and work with our lenders to extend the maturities of existing debt when necessary, pay property holding costs such as taxes and community facility district assessments, as well as identify potential new sources of capital.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 877.874.7348.

Sincerely,

/s/ William A. Shopoff
William A. Shopoff
President, Chief Executive Officer and Chairman of the Board of Directors

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate investments assumes the properties realize the expected exit revenues anticipated by the Company. Though these are the Company’s and the Advisor’s best estimates as of December 31, 2011, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain sufficient liquidity to hold its real estate investments until the real estate market and third-party buyer demand improves, the Company’s ability to make required payments under its loan obligations, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K and its quarterly reports filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company estimated value per share.